Exhibit 2

ALL STOCKHOLDERS OF CSX CORPORATION (“THE ISSUER”) ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

PARTICIPANTS

The following persons are anticipated to be, or may be deemed to be, the Participants (as defined below) in a solicitation of proxies with respect to the 2008 annual meeting of shareholders of the Issuer by The Children’s Investment Fund Management (UK) LLP, 3G Capital Partners Ltd., the Additional Nominees (as defined below) and certain of their affiliates:

The TCI Parties:

The Children’s Investment Fund Management (UK) LLP, a United Kingdom limited liability partnership (“TCIF UK”), The Children’s Investment Fund Management (Cayman) Ltd., a Cayman Islands exempted company (“TCIF”), The Children’s Investment Master Fund, a Cayman Islands exempted company (the “TCI Fund”) and Christopher Hohn, a citizen of the United Kingdom. The foregoing are sometimes herein referred to collectively as the “TCI Parties.”

The principal business of both TCIF and TCIF UK is investing for funds and accounts under its management. The TCI Fund falls under the management of both TCIF and TCIF UK. The principal business of the TCI Fund is to invest in securities. Christopher Hohn is the Managing Partner of TCIF UK and the 100% owner of TCIF, and is therefore in a position to determine the investment and voting decisions made by the other TCI Parties.

The 3G Parties:

3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Ltd.”), 3G Capital Partners, L.P., a Cayman Islands limited partnership (“3G Capital L.P.”), 3G Fund L.P., a Cayman Islands limited partnership (the “3G Fund”) and Alexandre Behring, a citizen of Brazil. The foregoing are sometimes herein referred to collectively as the “3G Parties.”

The principal business of 3G Capital Ltd. is serving as the general partner of 3G Capital L.P. The principal business of 3G Capital L.P. is serving as the general partner of the 3G Fund. The principal business of the 3G Fund is to invest in securities. Alexandre Behring is the Managing Director of 3G Capital Ltd. and is therefore in a position to determine the investment and voting decisions made by the other 3G Parties.

The Additional Nominees:

In addition to Christopher Hohn and Alexandre Behring, the following individuals, as intended nominees for election as director of the Issuer, are anticipated to be, or may be deemed to be, participants in the solicitation of proxies: Gilbert H. Lamphere, a citizen of the United States, Timothy T. O’Toole, a citizen of the United States, and Gary L. Wilson, a citizen of the United States. Messrs. Lamphere, O’Toole and Wilson are sometimes herein referred to collectively as the “Additional Nominees.” The TCI Parties, the 3G Parties and the Additional Nominees are sometimes herein referred to collectively as the “Participants.”

Beneficial Ownership of Common Stock and other Interests:

As of the close of business on April 4, 2008, New York City time, the Participants beneficially owned, in the aggregate, 35,054,952 shares of common stock, par value $1.00 per share (the “Shares”), representing approximately 8.7% of the Issuer’s outstanding Shares (based upon the 403,363,273 Shares outstanding, which is the total number of Shares outstanding as of February 15, 2008 as reported in the Issuer’s Annual Report on Form 10-K for the period ended December 28, 2007).

The TCI Parties share power to vote and direct the disposition of all of the Shares held by the TCI Fund. Thus, as of April 4, 2008, the TCI Parties may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) 17,796,998 Shares, or 4.4% of the outstanding Shares. The 3G Parties share power to vote and direct the disposition of all of the Shares held by the 3G Fund. Thus, as of April 4, 2008, the 3G Parties may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) 17,232,854 Shares, or 4.3% of the outstanding Shares. Each Nominee has sole power to vote or direct the disposition of the Shares he owns; thus, Gilbert H. Lamphere has sole power to vote and direct the disposition of 22,600 Shares, constituting less than 0.1% of the outstanding Shares and Timothy T. O’Toole has sole power to vote and direct the disposition of 2,500 Shares, constituting less than 0.1% of the outstanding Shares (which such Shares are held in an Individual Retirement Account in his name, the custodian for which is Citibank Global Markets, Inc.).

On December 12, 2007, TCIF UK and 3G Capital Ltd. entered into a letter agreement (the “Letter Agreement”) to coordinate certain of their efforts with regard to (i) the purchase and sale of common shares and/or options swaps or other derivative instruments that constitute or may by their terms create beneficial ownership of common stock of the Issuer (collectively, the “Securities”) held by TCIF UK, 3G Capital Ltd. and any investment funds, managed accounts and other investment vehicles managed or advised by either of them, including the other TCI Parties and the other 3G Parties and (ii) the proposal of certain actions and/or transactions to the Issuer. Under the Letter Agreement, certain matters will require mutual agreement of TCIF UK and 3G Capital Ltd.: (i) whether to run a proxy contest involving the Issuer and the selection and nomination of individuals to serve as directors of the Issuer for such proxy contest (as to which matters the TCIF UK and 3G Capital Ltd. have agreed), (ii) the making, revising or withdrawing of any proposals to the Issuer regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise, (iii) the admission or withdrawal of any additional members to the Group (as defined below) being formed by the Letter Agreement, and (iv) the conduct of any litigation or investigation if the same relates to the Group (as defined below) conduct of the parties.

If the parties have agreed on a matter set forth in clauses (i), (ii) or (iii) above, TCIF UK will assume decision-making authority with respect to the execution of such matter, including with respect to (i) the conduct of any proxy contest involving the Issuer and (ii) the manner, form, content and timing of any communications with the Issuer as well as any public disclosures, public statements or other third party communications relating to the Issuer, the Securities, the Letter Agreement and the activities of the TCI Parties and the 3G Parties pursuant thereto.

The Letter Agreement provides for certain shared and separate expenses, as well as termination provisions applicable under certain circumstances, which are specified therein. The foregoing description of the Letter Agreement is a summary only.

By virtue of the Letter Agreement, the TCI Parties and the 3G Parties may be deemed to have formed a “Group” within the meaning of Section 13(d)(3) of the Securities Act of 1934. Furthermore, the Additional Nominees may be deemed a part of the aforementioned Group by virtue of the contemplated proxy solicitation, their agreement to be Additional Nominees and their ownership of Shares (as applicable). Collectively, the Group may be deemed to have voting control over a combined 8.7% of the Shares. However, each of the TCI Parties expressly disclaims beneficial ownership of the Shares beneficially owned by the 3G Parties and the Additional Nominees (as applicable), each of the 3G Parties expressly disclaims beneficial ownership of the Shares beneficially owned by the TCI Parties and the Additional Nominees (as applicable), and each of the applicable Additional Nominees expressly disclaims beneficial ownership of the Shares beneficially owned by the 3G Parties, the TCI Parties and the other Additional Nominees. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any shares of Common Stock beneficially owned by any of the other parties, except as otherwise disclosed herein.

Messrs. O’Toole and Wilson have each entered into a nominee agreement pursuant to which the TCI Fund has agreed to pay the costs of soliciting proxies in connection with the Issuer’s 2008 annual meeting of shareholders, and to defend and indemnify each of Messrs. O’Toole or Wilson (as applicable) against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the board of directors of the Issuer and the solicitation of proxies in support of their election. Messrs. Behring and Lamphere have each entered into a nominee agreement pursuant to which the 3G Fund has agreed to pay the costs of soliciting proxies in connection with the Issuer’s 2008 annual meeting of shareholders, and to defend and indemnity each of Messrs. Behring and Lamphere (as applicable) against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the board of directors of the Issuer and the solicitation of proxies in support of their election. The

Additional Nominees do not receive any compensation under the nominee agreements and will not receive any compensation from the TCI Parties, the 3G Parties or such parties’ affiliates for their services as directors of the Issuer if elected. If elected, the Additional Nominees will be entitled to such compensation from the Issuer as is consistent with the Issuer’s past practices for services of non-employee directors.

In addition to the above, partners or employees of the TCI Parties, the 3G Parties and the Additional Nominees may assist in the solicitation of proxies and will receive no additional consideration therefore.

ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON MARCH 10, 2008 AS AMENDED ON APRIL 15, 2008.